Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

CO-DIAGNOSTICS, INC.

Entity Number: 8650065-0142

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

1. Name of Corporation

The name of the corporation is Co-Diagnostics, Inc.

2. Date of Adoption

The date the following amendment was adopted is: December 5, 2025

3. Amendment

The text of the amendment to the Articles of Incorporation is as follows:

Following the final paragraph of ARTICLE III – CAPITAL STOCK, the following paragraph shall be inserted:

“Upon the filing of these Articles of Amendment with the Utah Division of Corporations and Commercial Code (the “Division”), and without any further action by the shareholders of the Corporation, each thirty shares of the Corporation’s issued and outstanding Common Stock, par value $0.001 per share (“Common Stock”), shall automatically be combined and reclassified into one (1) share of fully paid and nonassessable Common Stock (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares, each holder otherwise entitled to a fractional share shall receive one (1) whole share of Common Stock, such that all affected holders shall hold only whole shares after the Reverse Stock Split.

Each certificate or book-entry position representing shares of Common Stock immediately prior to the effectiveness of this amendment shall thereafter represent the number of whole shares of Common Stock to which the holder thereof is entitled after giving effect to the Reverse Stock Split.

The number of authorized shares of Common Stock and Preferred Stock, and the par value of such shares, shall not be affected by this amendment.”

4. Approval

The foregoing amendment was duly adopted in accordance with the provisions of Section 16-10a-1003 of the Utah Revised Business Corporation Act and the Bylaws of the Corporation by the shareholders of the Corporation on December 5, 2025, with the number of votes cast in favor of the amendment being sufficient for approval.

5. Delayed Effective Date

The effective date of this Amendment shall be: January 1, 2026 at 11:59 pm Mountain Time.

6. Execution

Under penalties of perjury, the undersigned declares that these Articles of Amendment have been examined and are, to the best of his or her knowledge and belief, true, correct, and complete.

Executed as of December 29, 2025.

CO-DIAGNOSTICS, INC.
a Utah corporation

By:	/s/ Dwight H. Egan
Dwight H. Egan
President and Chief Executive Officer